Exhibit 99.1

Press Release

Chelsea Therapeutics Prices Public Offering of Common Stock

CHARLOTTE, NC, February 18, 2011 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announced today that it has priced a public offering of 8.75 million shares of its common stock at a price of $4.00 per share which will result in gross proceeds of $35 million. Net proceeds to the company, after underwriting discounts and commissions and expenses, will be approximately $32.8 million. Chelsea has granted the underwriters a 30-day option to purchase up to approximately 1.3 million additional shares to cover over-allotments, if any. The offering is expected to close on or about February 24, 2011, subject to satisfaction of customary closing conditions.

Chelsea intends to use the net proceeds from the offering to fund its droxidopa programs, including commercialization and marketing activity for Northera™ (droxidopa), to fund its study of CH-4501 for the treatment of rheumatoid arthritis, to fund development of its other product candidates and for general corporate purposes.

Deutsche Bank Securities Inc. was the sole book-running manager for the offering. Ladenburg Thalmann & Co. Inc. and Wedbush PacGrow Life Sciences acted as co-managers. Chelsea has filed a shelf registration statement on Form S-3, as well as a prospectus supplement and accompanying prospectus, with the Securities and Exchange Commission (SEC). The prospectus supplement and accompanying prospectus relating to the offering may be obtained, when available, by sending a request to Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, Jersey City, NJ 07311, Telephone number: +1-800-503-4611, Email: prospectusrequest@list.db.com.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases, including Northera™ (droxidopa), an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension, and CH-4051, a metabolically inert oral antifolate engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks relating to the completion of the registered public offering, including the satisfaction of customary closing conditions and the use of anticipated proceeds, our need to raise additional operating capital in the future, our history of losses, risks and costs of drug development, risk of regulatory approvals, our reliance on our lead drug candidates droxidopa and CH-4051, reliance on collaborations and licenses, intellectual property risks, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder and other risks set forth in our public filings made with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K.

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Chelsea Therapeutics:

Kathryn McNeil

Investor/Media Relations

704-973-4231